UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2017

ChemoCentryx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35420	94-3254365
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Maude Avenue, Mountain View, CA		94043
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 210-2900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Effective as of December 28, 2017 (the “Closing Date”), ChemoCentryx, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Hercules Capital, Inc. (“Hercules”) pursuant to which a term loan in an aggregate principal amount of up to $50.0 million (the “Term Loan Facility”) is available to the Company in three tranches, subject to certain terms and conditions. Under the first tranche, the Company may borrow an amount up to $15 million, of which $5.0 million was advanced to the Company on the Closing Date. Upon satisfaction of certain milestones, the second tranche is available under the Term Loan Facility which allows the Company to borrow an additional amount up to $10.0 million through December 15, 2018. The third tranche, which allows the Company to borrow an additional $25.0 million, will be available upon Hercules’ approval through June 15, 2019.

Advances under the Term Loan Facility will bear an interest rate equal to the greater of either (i) 8.05% plus the Prime Rate (as reported in The Wall Street Journal) minus 4.75%, and (ii) 8.05%. For advances under the first tranche, the Company will make interest only payments through January 1, 2020, extended to July 1, 2020 upon satisfaction of certain milestones, and will then repay the principal balance and interest of the advances in equal monthly installments after the interest only period and continuing through December 1, 2021. For advances made under the second and third tranches, the Company will make interest only payments in the first 24 months, extended to 30 months upon satisfactions of certain conditions, and will then repay the principal balance and interest of the advances in equal monthly installments after the interest only period with the entire term loan advances repaid 48 months after the advance under the applicable tranche is drawn.

The Company pays a commitment charge of 1% of the advances made under the Term Loan Facility, with a minimum charge of $162,500, representing the minimum commitment charge of $112,500 for the first tranche and $37,500 for the second tranche, due upon the Closing Date.

The Company may prepay advances under the Loan Agreement, in whole or in part, at any time subject to a prepayment charge equal to: (a) 2.0 % of amounts so prepaid, if such prepayment occurs during the first year following the Closing Date; (b) 1.5% of the amount so prepaid, if such prepayment occurs during the second year following the Closing Date, and (c) 1.0% of the amount so prepaid, if such prepayment occurs after the second year following the Closing Date.

The Company will pay an end of term charge for each tranche which will occur on the earliest of (i) the applicable tranche maturity date; (ii) the date that the Company prepays all of the outstanding principal under each tranche in full, or (iii) the date the loan payments are accelerated due to an event of default. For the first tranche, the end of term charge is the greater of (a) 6.25% of the aggregate amount of the advances and (b) 6.25% of the aggregate amount of the advances plus 50% of the unfunded portion of the first tranche. In the case of the second and third tranches, the charge is 6.25% of the aggregate amount of the advances applicable to such tranche. The Term Loan Facility is secured by substantially all of the Company’s assets, excluding intellectual property.

In addition, Hercules shall have the right to participate, in an amount up to $2,000,000 in any subsequent equity financing broadly marketed to multiple investors in an amount greater than $20,000,000.

The Term Loan Facility also includes customary affirmative and negative covenants and events of default, the occurrence and continuance of which provide Hercules with the right to demand immediate repayment of all principal and unpaid interest under the Term Loan Facility, and to exercise remedies against the Company and the collateral securing the Term Loan Facility. These events of default include, among other things: (i) insolvency, liquidation, bankruptcy or similar events; (ii) failure to pay any debts due under the Loan Agreement or other loan documents on a timely basis; (iii) failure to observe any covenant or secured obligation under the Loan Agreement, which failure, in most cases, is not cured within 15 days; (iv) occurrence of an event that could reasonably be expected to have a material adverse effect; (v) material misrepresentations; (vi) occurrence of any default under any other agreement involving indebtedness in excess of $750,000 or the occurrence of a default under any agreement that could reasonably be expected to have a material adverse effect; and (vii) certain money judgments are entered against the Company or any portion of the Company’s assets are attached or seized.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

On January 4, 2018, the Company issued a press release regarding the above transactions, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the Loan Agreement is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are included in this Current Report on Form 8-K:

10.1	Loan and Security Agreement, dated as of December 28, 2017, by and between the Registrant and Hercules Capital, Inc.

99.1	Press release issued by the Registrant on January 4, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEMOCENTRYX, INC.

Date: January 4, 2018

	By:	/s/ Susan M. Kanaya
	Name:	Susan M. Kanaya
	Title:	Executive Vice President, Chief Financial and Administrative Officer and Secretary